EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


OutSource International of America, Inc., a Florida corporation
OutSource Franchising Inc., a Florida corporation
Capital Staffing Fund, Inc., a Florida corporation
Employees Insurance Services, Inc., a Florida corporation
Synadyne I, Inc., a Florida corporation
Synadyne II, Inc., a Florida corporation
Synadyne III, Inc., a Florida corporation
Synadyne IV, Inc., a Florida corporation
Synadyne V, Inc., a Florida corporation
OutSource of Nevada, Inc., a Nevada corporation
Staff All, Inc., a Florida corporation
Mass Staff, Inc., a Florida corporation
Employment Consultants, Inc., a Wisconsin corporation
X-tra Help, Inc., a California corporation
Co-Staff, Inc., a California corporation
OutSource Funding Corporation, a Florida corporation
Guardian Employer East, LLC, a Delaware limited liability company
Guardian Employer West, LLC, a Delaware limited liability company

          On December 31, 1998, an internal restructuring was consummated wherein two new operating subsidiaries were formed (Guardian Employer East, LLC and Guardian Employer West, LLC) and the ownership of most of the other subsidiaries were transferred from OutSource International, Inc. to various of the subsidiaries. OutSource International, Inc. retained 100% direct or indirect ownership of all Subsidiaries after this restructuring, which was done in order to better align the legal entities on a geographic basis.